Exhibit 3.2

THE COMPANIES LAW, 5759- 1999

A Private Company Limited By Shares

Amended and Restated

Articles of Association

of

COMPULAB LTD.

Adopted by the shareholders

on December __ 2012

General

1.	These Articles evidence that:

1.1.	The name of the Company is "CompuLab Ltd."

1.2.	The purpose of the Company is to engage in any lawful purpose determined by the Board of Directors of the Company, from time to time

1.3.	The liability of each Shareholder is limited to the unpaid portion of the par value of each share held by such Shareholder.

Interpretation; General

2.	In these Articles, unless the context otherwise requires:

2.1.	"Affiliate" means with respect to any Person, any other Person, directly or indirectly, through one or more intermediary Persons, affiliated with such Person, or controlling, controlled by, or under common control with such Person.

2.2.	"Articles" means these Articles of Association of the Company, as shall be in force from time to time.

2.3.	"Board" means the Company's board of directors designated or elected in accordance with the Articles.

2.4.	"Business Day" means a day on which customer services are provided by a majority of the major commercial banks in Israel.

2.5.	"Companies Law" means the Companies Law, 1999 and all the regulations promulgated under it.

2.6.	"Companies Ordinance" means the applicable Sections of the Companies Ordinance [New Version], 5743-1983 that remain in effect.

2.7.	"Company" means CompuLab Ltd.

2.8.	"Control" or "control" means direct or indirect ownership of more than 50% of the issued and outstanding equity or voting capital of an entity, or possession of the right and power to direct the policy and management of such entity.

2.9.	"Director" or "Directors" means a member or members of the Board who have been designated or appointed in accordance with the provisions of the Articles.

2.10.	"Distribution" means the grant of a Dividend or an obligation for such grant, directly or indirectly.

2.11.	"Dividend" means any asset transferred by the Company to a Shareholder in respect of such Shareholder's shares, whether in cash or in any other way, including a transfer without valuable consideration.

2.12.	"General Meeting" means an annual or special general meeting of the Shareholders.

2.13.	"IPO" means the Company’s initial public offering of its securities registered pursuant to an effective registration statement.

2.14.	"Interested Party Transactions" as such term is defined in Chapter 5 of the Companies Law, but excluding effecting, or renewing (without making any material changes), arm's length employment or consultancy agreement.

2.15.	"Investors" means each of the Lead Investor, EFG Investments Ltd., H.S.T. Industrial Building (1995) Ltd., and Mr. Itamar Patishi, I.D. No. 030535637.

2.16.	"Law" means the Companies Law, the Companies Ordinance and any other law that shall be in effect from time to time with respect to companies and that shall apply to the Company.

2.17.	"Lead Investor" means TechnoPlus Ventures Ltd., a company incorporated under the laws of the State of Israel.

2.18.	"M&A Transaction" means (i) any consolidation, merger or reorganization of the Company with, or into, another corporation or entity, unless the Company’s shareholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity; and (ii) any sale of all or substantially all of the Company’s assets or intellectual property, including by way of granting a perpetual exclusive license that is equivalent to the sale of all, or substantially all of the Company's intellectual property; and (iii) any sale of all, or substantially all, of the Company’s issued and outstanding share capital, provided that the sale by the Company of its securities for the purpose of raising additional funds shall not constitute a M&A Transaction.

2.19.	"Majority Shareholder" means Gideon Yampolsky, Israeli ID No. 16805806, from 24 Gilboaa st., Haifa, Israel or and any Permitted Transferee to whom any of his Securities are transferred.

2.20.	"New Securities" mean any Shares or preferred shares of any kind of the Company, whether now or hereafter authorized, and rights, options, or warrants to purchase said Shares or preferred shares, and securities of any type whatsoever that are, or may become, convertible into said Shares or preferred shares; provided, however, that "New Securities" shall not include ; (i) securities issued to employees, Directors or services providers of the Company or any subsidiary thereof pursuant to an equity incentive plan approved by the Board, (ii) securities issued in connection with a Recapitalization Event, (iii) securities issued to banks or similar financial institutions, or to suppliers of the Company, in consideration of the extension of debt equipment leases, bank loans or debt financing (iv) securities issued to the public in an IPO.

2.21.	"Office" means the registered office of the Company.

2.22.	"Office Holders" as defined in section 1 the Companies Law.

2.23.	"Person" means an individual, corporation, partnership, joint venture, trust, any other corporate entity and any unincorporated association or organization.

2.24.	"Permitted Transferee" means a Person which receives Shares pursuant to one of the following permitted transfers: (a) the transfer of all or any of the shares or other securities held by a Shareholder to: (i) an entity Controlled by such Shareholder; or (ii) an entity that Controls such Shareholder; or (iii) an entity under common Control with such Shareholder; or (iv) in the case of a corporate body, to its shareholders in the same proportion as their ownership interest in the corporate body; (b) the transfer of all or any of the shares or other securities held by each of the Investors (other than the Lead Investor) to any shareholder of the Lead Investor; and (c) the transfer by a Shareholder who is an individual pursuant to laws of descent or to his spouse, children, or grandchildren or to trusts for the benefit of the aforementioned or charitable trusts, and provided (in all cases) that such Permitted Transferee has agreed in writing to assume all obligations of the transferring Shareholder (in its capacity as a Shareholder) under all agreements involving the Company.

2.25.	"Recapitalization Event" means any event of share combination or subdivision, stock splits, stock dividends, bonus shares or any other reclassification, reorganization or recapitalization of the Company's share capital and the like.

2.26.	"Register" means the Register of Shareholders that is to be kept pursuant to Section 127 of the Companies Law, as updated from time to time.

2.27.	"Related Person" means any director, officer or shareholder of a Person (other than employees who are shareholders solely by reason of a stock option or similar incentive plans), and any family member or Affiliate of such Person.

2.28.	"Securities Law" means the Israeli Securities Law, 1968, as amended.

2.29.	"Shares" or "Ordinary Shares" means Ordinary Shares of the Company par value NIS 1.00 each.

2.30.	"Shareholder" means a shareholder of the Company.

2.31.	"Shareholders Agreement" means the shareholders agreement dated December ___, 2012 by and among Gideon Yampolsky, the Investors and the Company.

2.32.	"Transfer" means transfer, sale, assign, convey, pledge, hypothecate, mortgage, grant of any security interest or gift, or any other disposition or transfer.

3.	The specific provisions of these Articles shall supersede the provisions of the Law to the extent permitted under the Law. In these Articles, all terms used herein and not otherwise defined herein shall have the meanings defined in the Law, as in effect on the day on which these Articles become binding on the Company; words and expressions importing the singular shall include the plural and vice versa; words and expressions importing the masculine gender shall include the feminine gender. Headings to Articles herein are for convenience only, and shall not affect the meaning or interpretation of any provision hereof.

4.	For purposes of computing any minimum shareholding required for any purposes under these Articles, each Shareholder shall be entitled to aggregate its holdings in the Company with the holdings of any of its Permitted Transferees, and the aggregate holdings shall be considered to be held by such Shareholder and its Permitted Transferees.

Limitations

5.	The following limitations shall apply to the Company:

5.1.	The right to Transfer Shares is restricted in the manner hereinafter provided;

5.2.	The number of Shareholders at any time (exclusive of employees or former employees of the Company who have been Shareholders during their employment and remain Shareholders after termination of their employment with the Company) shall not exceed 50; provided, however, that if two or more individuals hold a share or shares of the Company jointly, they shall be deemed to be one Shareholder for purposes of these Article;

5.3.	An offer to the public to subscribe for Shares or debentures of the Company is prohibited.

Capital

6.	Authorized Share Capital. The authorized share capital of the Company is 400,000 New Israeli Shekels (NIS) divided into 400,000 Ordinary Shares, each bearing a par value of NIS 1.00. The Company may alter its share capital in accordance with the Companies Law and these Articles.

7.	The Shares. The Shares shall rank pari passu between them and shall entitle their holders:

7.1.	To receive notices of, and to attend, General Meetings where each Share shall have one vote for all purposes;

7.2.	To share equally, on a per share basis, in bonuses, profits or Distributions as may be declared by the Board and approved by the Shareholders, if required, out of funds legally available therefor; and

7.3.	Upon liquidation or dissolution, and subject to article 8 below, to participate in the distribution of the assets of the Company legally available for distribution to Shareholders after payment of all debts and other liabilities of the Company (in each case, proportionally to the number of Shares outstanding and the amounts paid by Shareholders on account of their Shares, if not paid in full, before calls for payment were made).

Liquidation Preference

8.	Upon the occurrence of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (each, a "Liquidation Event"), all the assets or surplus funds of the Company legally available for distribution among the Shareholders shall be distributed pro rata among the Shareholders in proportion to their respective shareholdings in the Company.

Allotment of Shares

9.	Subject to the provisions of these Articles, the unissued shares of the Company shall be at the disposal of the Board who may offer, allot, grant options over or otherwise dispose of shares to such Persons, at such times and upon such terms and conditions as the Company may by resolution of Board determine.

10.	Subject to the provisions of these Articles, including without limitation Article 113, the Company may issue shares having the same rights as the existing shares, or having preferred or deferred rights, or rights of redemption, or restricted rights, or any other special right in respect of dividend distributions, voting, appointment or dismissal of Directors, return of share capital, distribution of Company's property, or otherwise, all as determined by the Company from time to time.

11.	Subject to the provisions of the Companies Law and these Articles, the Company may issue redeemable shares and redeem them.

12.	Subject to the provisions of Articles 17 and 113 below, the Company may issue from time to time options, warrants, other rights to subscribe for instruments convertible into, or exchangeable for shares of the Company, the terms and conditions of which shall be determined by the Board in accordance with these Articles.

13.	Except as provided hereafter, neither Shareholder shall, directly or indirectly, Transfer, create any encumbrances on, or dispose of in any way, all or any part of any interest in Company’s securities held by it. Any Transfer, creation of encumbrance or disposition of securities not made subject to the provisions of these Articles shall be null and void, shall not be recorded on the respective books of the Company, and shall not be recognized by the Company.

14.	The Company shall not be bound to recognize any equitable, contingent, future or partial interest in any share or any other right whatsoever in any share other than an absolute right to the entirety thereof in the registered holder.

15.	If two or more Persons are registered as joint holders of a share:

15.1.	They shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, powers of attorney and furnishing of notices, the one registered first in the Register shall be deemed to be the sole owner of the share unless all the registered joint holders notify the Company in writing to treat another one of them as the sole owner of the share.

15.2.	Each one of them shall be permitted to give receipts binding all the joint holders for Dividends or other moneys or property received from the Company in connection with the share and the Company shall be permitted to pay all the Dividend or other moneys or property due with respect to the share to one or more of the joint holders, as it shall choose.

16.	Share certificates shall bear the signatures of two (2) Directors, or of any other person or persons authorized thereto by the Board. Each Shareholder shall be entitled to one numbered certificate for all the shares of any series registered in his or its name, and if the Board so approves, to several certificates, each for one or more of such shares. Each certificate shall specify the serial numbers of the shares represented thereby. A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register. If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board may deem fit.

Preemptive Rights

17.	Until the occur of IPO, whenever the Board desires to issue New Securities of the Company, it shall first offer each Shareholder holding at least 1% (one percent) of the issued and outstanding share capital of the Company to purchase a number of the New Securities proportionately to its respective shareholding percentage (out of the aggregate holdings of the Shareholders, on an outstanding basis), in the manner as hereinafter provided (the “Subscription Offer”).

18.	The Subscription Offer shall be made in writing and shall be sent to each of the Shareholders to the address indicated in the Company’s records. The Subscription Offer shall specify the number of the New Securities offered to the relevant Shareholder (“Offeree”) to whom it is addressed, their class and the consideration requested for each New Share.

19.	Each Offeree shall have a period of twenty-one (21) business days from the date a Subscription Offer (the “Subscription Notice”) is delivered thereto to notify the Company in writing of its desire to accept the Subscription Offer and to purchase the New Securities offered to it, in whole or in part, in accordance therewith (such notice shall be deemed as an irrevocable offer on behalf of such Offeree under the terms specified in the Subscription Offer), and of its desire to purchase all or any part of the pro-rata share of any other Offeree entitled to such rights to the extent that such other Offeree does not elect to purchase its full pro-rata share (the “Over-Allotment Right”).

20.	An Offeree who shall not have given a Subscription Notice within the said twenty-one (21) business day period shall be conclusively deemed to have rejected the Subscription Offer to him. A qualified or conditional acceptance of a Subscription Offer shall be conclusively deemed a rejection thereof.

21.	In the event that two or more Offerees that exercise the Over-Allotment Right for a total number of remaining New Securities in excess of the number available, the remaining New Securities available for purchase shall be allocated among such Offerees pro rata based on the number of New Securities such Offerees elected to purchase pursuant to the Subscription Notice (not including the number of New Securities specified under the Over-Allotment Right); provided that no such Offeree shall be required to purchase more than the number of New Securities specified in the Subscription Notice.

22.	In the event that according to the Subscription Notices the Offerees offer to purchase such number of New Securities which is a greater number than the number of the New Securities actually offered, then the maximum number of New Securities which may be sold to each of the Offerees who sent the Subscription Notices shall be on a pro rata basis in proportion to its respective holdings in the Company’s share capital, which shall be calculated by dividing (a) the number of shares held by each such Offeree on the date of the applicable Subscription Notice, by (b) the aggregate number of shares held by all the Offerees who sent Subscription Notices on the date of their applicable Subscription Notices. The Company shall notify each Offeree who sent a Subscription Notice of the portion of New Securities it is entitled to purchase in accordance with the terms hereof promptly after the end of the said twenty-one (21) business day period (the “Company’s Notice”).

23.	The closing of the transaction for the issue and sale of the New Securities to the subscribing Offerees, if any (the “Subscription Closing”), shall take place and be consummated on the fifth (5th) day following the Company’s Notice, and at a time and place determined by the Board. At the Subscription Closing the Company, at the resolution of the Board, shall issue and sell the New Securities offered and subscribed for in accordance with the Company's Notices against payment of the consideration and under the terms specified in the Subscription Offer.

24.	If the Offerees do not exercise in full their pre-emptive right within the period specified above, then the Company shall have ninety (90) days after delivery of the Subscription Notice to sell the unsold New Securities at a price and upon general terms no more favorable to the purchasers thereof than specified in the Subscription Notice. If the Company has not sold the New Securities within said ninety (90) days period, the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Offerees in the manner provided above.

Lien

25.	The Company shall have a lien and first pledge on every Share that was not paid up in full, in respect of money due to the Company on calls for payment or payable at fixed times, whether or not presently payable, or the fulfillment and performance of the obligations and commitments to which the Company is entitled in respect of the share. The lien on a Share shall also apply to Dividends and other distributions payable on it. The Board may exempt any Share, in full or in part, temporarily or permanently, from the provisions of this Article.

26.	The Company may sell any Share on which it has a lien in any manner the Board sees fit, but such Share shall not be sold before the date of payment of the amount in respect of which the lien exists, or the date of fulfillment and performance of the obligations and commitments in consideration of which the lien exists, has arrived, and until fourteen (14) Business Days have passed after written notice has been given to the registered holder at that time of the Share, or to whoever is entitled to it upon the registered owner's death or bankruptcy, demanding payment of the amount against which the lien exists, or the fulfillment and performance of the obligations and commitments in consideration of which the lien exists, and such payment or fulfillment and performance have not been made.

27.	The net proceeds of the sale shall be applied in payment of the amount due to the Company or the fulfillment and performance of the obligations and commitments as aforesaid in the preceding Article, and the remainder, if any, shall be paid to whoever is entitled to the share on the day of the sale, subject to a lien on amounts the date of payment of which has not yet arrived, similar to the lien on the share before its sale.

28.	After the execution of a sale of pledged shares as aforesaid, the Board shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the purchaser's name in the Register as the owner of the shares so sold, and it shall not be the obligation of the buyer to supervise the application of the purchase price nor will his right in the shares be affected by any fault or error in the procedure of sale. The sole remedy of one who has been aggrieved by the sale shall be in damages only and against the Company exclusively.

Calls for Payment

29.	With respect to Shares not fully paid for when due, and according to their terms of issuance, a Shareholder, whether he is the sole holder of Shares or holds the Share together with another Person, shall not be entitled to receive Dividends nor to any other right a Shareholder has unless he has paid all the calls by the Company which shall have been made from time to time.

30.	The Board may make calls for payment from Shareholders of the amount not yet paid up when due, and according to their terms of issuance, on their Shares as the Board shall see fit, provided that the Company gives the Shareholders prior notice of at least fourteen (14) Business Days on every call and that the date for payment set forth in such notice be not less than one month after the last call for payment. Each Shareholder shall pay the amount called to the Company on the date and at the place prescribed in the Company's notice.

31.	The joint holders of a Share shall be jointly and severally liable to pay the calls for payment on such Share in full.

32.	If the amount called is not paid by the prescribed date, the Person from whom it is due shall be liable to pay such index linkage differentials and interest as the Board shall determine, from the date on which payment was prescribed until the day on which it is paid, but the Board may forego the payment of such linkage differentials or interest, in whole or in part.

33.	Any amount that, according to the conditions of issuance of a Share, must be paid at the time of issuance or at a fixed date, whether on account of the par value of the Share or premium, shall be deemed for the purposes of these Articles to be a call for payment that was duly made. In the event of non-payment of such amount all the provisions of these Articles shall apply in respect of such amount as if a proper call for its payment has been made and an appropriate notice thereof given.

34.	At the time of issuance of Shares the Board may make arrangements that differentiate between Shareholders, in respect of the amounts of calls for payment, their dates of payment or the rate of interest.

35.	The Board may, if it thinks fit, accept from any Shareholder for his Shares any amount of money the payment of which has not yet been called and paid, and to pay him (i) interest for that advance until the day on which payment of that amount would have been due had he not paid it in advance, at a rate agreed between the Company and such Shareholder, and (ii) any Dividends that may be paid for that part of the Shares for which the Shareholder has paid in advance.

Forfeiture of Shares

36.	If a Shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment.

37.	The notice shall specify a date not less than seven (7) Business Days from the date of the notice, on or before which the payment of the call or installment or part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place where the payment is to be made and that in the event of non-payment at or before the time appointed, the Share in respect of which the call was made will be liable to forfeiture.

38.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given, may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect. The forfeiture shall apply to those Dividends that were declared but not yet distributed with respect to the forfeited Share.

39.	A Share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner as the Board thinks fit. At any time before a sale or disposition the forfeiture may be canceled on such terms as the Board thinks fit.

40.	A Person whose Share have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall notwithstanding remain liable to pay to the Company all moneys which, at the date of forfeiture, were presently payable by him to the Company in respect of the Shares, but his liability shall cease if and when the Company receives payment in full of the nominal amount of the Shares.

41.	The forfeiture of a Share shall cause, at the time of forfeiture, the cancellation of all rights in the Company and of any claim or demand against the Company with respect to that Share, and of other rights and obligations between the Share owner and the Company accompanying the share, except for those rights and obligations which these Articles exclude from such a cancellation or which the Law imposes upon former Shareholders.

42.	The Person to whom the Share is sold or disposed of shall be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

43.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

Right of First Refusal

44.	At any time, any Transfer by each of the Shareholders of all, or any, of its shares in the Company shall be subject to: (i) a formal offer from a proposed purchaser (the “Proposed Purchaser”) for the respective shares, and (ii) that the Shareholder (the “Offeror”) desiring Transfer the shares (the “Offered Shares”) shall have offered the Offered Shares for sale, on such terms and in such manner as hereinafter provided (the “Offer”) to the other Shareholders (the “Offeree”).

45.	Any purported transaction in the Offered Shares in violation of the provisions of Article 44 shall be null and void, and the Company shall not recognize or give any effect thereto.

46.	The Offer shall be made in writing (the “Offer Notice”) and shall be sent simultaneously by immediate via e-mail and/or fax, and also by registered mail to the Offerees, and a duplicate thereof shall be sent to the Company.

47.	The Offer shall specify the name of the Proposed Purchaser, the number of the Offered Shares, their class, the consideration requested per each Offered Share, the payment terms and other material terms of the offered transaction. Without derogating from the generality of the foregoing, terms affecting the price or value of the Offered Shares shall be deemed material.

48.	Each Offeree shall have a period of thirty (30) business days from the date of the Offer Notice (the “Acceptance Period”) to notify the Offeror in writing of its desire to accept the Offer and of the number of Offered Shares it wishes to purchase in accordance therewith and of its desire to purchase all or any part of the pro-rata share of any other Offeree entitled to such rights to the extent that such other Offeree does not elect to purchase its full pro-rata share (the “Acceptance Notice”). An Offeree who shall not have given an Acceptance Notice within the Acceptance Period, or whose Acceptance Notice is conditional or unqualified, shall be conclusively deemed to have rejected the Offer. A precondition to any acceptance of the Offer shall be that the Offeror shall have received within the Acceptance Period Acceptance(s) Notice for the purchase of all the Offered Shares. Each Offeree delivering a proper Acceptance Notice is referred to as an “Accepting Shareholder”.

49.	In the event that two or more Accepting Shareholders exercise their Over-Allotment Right for a total number of remaining Offered Shares in excess of the number available, the remaining Offered Shares available for purchase shall be allocated among such Offerees pro rata based on the number of New Securities such Offerees elected to purchase pursuant to the Offer Notice (not including the number of Offered Shares specified under the Over-Allotment Right); provided that no such Offeree shall be required to purchase more than the number of Offered Shares specified in the Acceptance Notice.

50.	The closing of the transaction for the sale of the Offered Shares by the Offeror to the Accepting Shareholders (the “Closing”), shall take place and be consummated on the fifth (5th) day following the date upon which the Acceptance Period expired. At the Closing the Offeror shall sell and transfer the Offered Shares to the Accepting Shareholder(s), free and clear of any liens or encumbrances, except as shall be specified in the Offer, against payment by the Accepting Shareholder(s) of the consideration specified in the Offer, and for any part of such consideration that is other than cash, the fair market value thereof. The Offeror and any of the Offerees shall each have all the remedies available for breach of contract in connection with the transaction set forth in this section. In case that the Offeror and any of the Offerees are in dispute over the fair market value of any non-cash consideration for the Offered Shares, such dispute shall be ultimately resolved by an independent appraiser to be appointed by the joint resolution of the Board, or, if such agreement is not received within ten (10) days, then each of the Shareholders may submit a written request to any accounting firm with no material relationship with the Company or any Shareholder (with a copy to the other Shareholders and the Company) to appoint a qualified appraiser (the “Qualified Appraiser”) in order to resolve such fair market value, which will apply, mutatis mutandis. Such Qualified Appraiser shall be required, no later than upon the end of a thirty (30) business day period commencing from the appointment thereof, to invite each of the Shareholders to a joint meeting and present them with its written evaluation of such fair market value.

51.	The Closing shall be consummated on the fifth (5th) day following the date upon which such fair market value shall be determined.

52.	In the event that according to the Acceptance Notice the Offer is accepted with respect to a greater number than the number of the Offered Shares, then the Offered Shares shall be sold to such Accepting Shareholders on a pro rata basis according to their respective holdings in the Company’s outstanding share capital.

53.	In the event that by the end of the Acceptance Period specified in Section 48 above, the Offeror shall not have received Acceptance Notice with respect to all of the Offered Shares, the Offer shall be conclusively deemed rejected by the Offeree, and the Offeror shall be free to sell the Offered Shares, in whole but not in part, to the Proposed Purchaser under the terms specified in the Offer, provided that the sale shall be consummated within ninety (90) days thereafter, and further provided that each such third-party purchaser shall become subject to the terms and conditions of this Article, and any other agreement to which the Offeror is a party (in its capacity as a Shareholder).

54.	The provisions of Article 44 through 53 shall be applied, mutatis mutandis, also to the Company's shares which issued pursuant exercise of outstanding options granted to employees, officers, consultants or directors of the Company, pursuant to any share option plan approved by the Board. For that purpose, the Board shall be deemed as Offeror, on behalf of each employee, officer, consultant or director who exercised such option. For the avoidance of doubt, the term “Offerees” shall refer only to the Shareholders.

55.	Anything to the contrary notwithstanding, the transfer of shares to a Permitted Transferee shall not be subject to the restrictive provisions of Section 44, provided however, that such Permitted Transferee has agreed in writing to assume the transferring Shareholder's respective obligations and rights under any agreement involving the Company.

Tag Along Rights

56.	Any sale, transfer or other disposition of shares by the Majority Shareholder, other than to a Permitted Transferee thereof, shall be subject to the right of the Investors (the “Tag Along Investors”), in lieu of accepting the Offer pursuant to Article 44 above, to require that the Majority Shareholder will not sell the Offered Shares unless such Tag-Along Investor(s) participates in such transaction, on the same terms as the Majority Shareholder, and on pro rata basis according to their respective holdings in the Company's outstanding share capital; The right of such Tag-Along Investors pursuant to this Article 56 shall be exercised by delivering a written notice (the “Tag-Along Notice”) to the Majority Shareholder within the Acceptance Period, specifying the maximum number of shares the Tag-Along Investors wish to sell. Upon giving such notice, all Tag-Along Investors shall be bound to sell such number of shares to Majority Shareholder on the terms to be agreed with the Proposed Purchaser and consistent with the terms set forth in the Offer. Tag-Along Investor(s) who shall not have given a Tag-Along Notice within the Acceptance Period, or whose Tag-Along Notice is conditional or unqualified, shall be conclusively deemed to have waived its right under this Article 56. If a Tag-Along Notice is properly delivered, the Majority Shareholder shall not Transfer any Shares to the Proposed Purchaser unless the Shares subject to such Tag-Along Notice(s) are also transferred to such Proposed Purchaser on the same terms and price; provided however, that (i) the Tag-Along Investor(s) shall not be liable for the inaccuracy or breach of any representation or warranty made by the Majority Shareholder in connection with the transaction; and (ii) the liability for indemnification, if any, of such Tag-Along Investor for the inaccuracy or breach of any representations and warranties made by the Company in connection with such transaction, if any, shall be pro rata in proportion to each of such Tag Along Investors' shares out of all of the Company's shares transferred in such transaction, and in any event shall not exceed the amount of consideration paid to each of such Tag-Along Investor(s) r in such transaction.

57.	If any proposed Transfer pursuant to Section 56 is not consummated within ninety (90) days after delivery of the Tag-Along Notice to the other Shareholder, the Majority Shareholder may not Transfer such shares without first complying again with this Section 56.

Transfer of Shares

58.	Each Transfer of securities shall be made in writing in such form as shall be approved by the Board from time to time, which shall be executed by both the transferor and transferee, and delivered to the Company together with the transferred share certificates, if share certificates have been issued with respect to the shares to be transferred, and any other proof of the transferor's title that the Board may require. The share transfer deed with respect to a share that has been fully paid may be signed by the transferor only. A deed of transfer that has been registered, or a copy thereof, as shall be decided by the Board, shall remain with the Company; any deed of transfer that the Board shall refuse to register shall be returned, upon demand, to the Person who furnished it to the Company, together with the share certificate, if furnished.

59.	The transferor shall be deemed to remain a holder of the shares until the name of the transferee is entered into the Register in respect thereof.

60.	The Company may impose a fee for registration of a share transfer, at a reasonable rate as may be determined by the Board from time to time.

61.	Upon the death of a Shareholder, the remaining partners, in the event that the deceased was a partner in a share, or the administrators or executors or heirs of the deceased, in the event the deceased was the sole holder of the share or was the only one of the joint holders of the share to remain alive, shall be recognized by the Company as the sole holders of any title to the shares of the deceased. However, nothing aforesaid shall release the estate of a joint holder of a share from any obligation to the Company with respect to the share that he held in partnership.

62.	Any Person becoming entitled to a share as a consequence of the death or bankruptcy or liquidation of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Board, have the right either to be registered as a Shareholder in respect of the share, or, instead of being registered himself, to transfer such share to another Person, in either instance subject to the Board's power hereunder to refuse or delay registration as they would have been entitled to do if the deceased or the bankrupt had transferred his share before his death or before his bankruptcy, and subject to all other provisions hereof relating to transfers of shares.

63.	A Person becoming entitled to a share because of the death of a Shareholder shall be entitled to receive, and to give receipts for, dividends or other payments paid or distributions made, with respect to the share, but shall not be entitled to receive notices with respect to General Meetings or to participate or vote therein with respect to that share, or to use any other right of a Shareholder, until he has been registered as a Shareholder with respect to that share.

Changing Share Rights

64.	Subject to the provisions of these Articles, including without limitation Article 113, if at any time the share capital is divided into different classes of shares, the Company may change, convert, broaden, add or vary in any other manner the rights, preferences or privileges attached to such classes by resolution of the General Meeting of the Company.

65.	Notwithstanding the foregoing, the approval of any proposed change which would adversely affect the rights, preferences, or privileges of any one class of shares under these Articles shall require the affirmative vote of the Shareholders of that class, obtained at a class meeting or by written consent, and affirmed by a simple majority of issued and outstanding Shares. For the prevention of any doubt, it is hereby clarified that for the purpose of this Article 65 the alteration of the rights, preferences or privileges attached to any class of Shares, which results merely from the issuance of additional Shares of such class shall not be deemed an alteration or change of the rights, preferences, or privileges attached to the Shares of such class. It is hereby further clarified that, the holders of shares of any class shall be entitled to participate in any class meeting or adopt any resolution required to be adopted pursuant to these Articles, whether by way of a separate General Meeting of such class or by way of written consent, and no holder of shares of a certain class shall be banned from voting or consenting by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. A Shareholder shall not be required to refrain from participating in the discussion, voting and/or consenting on any resolution concerning an amendment to any class of shares held by such Shareholder, due to the fact that such Shareholder may benefit in one way or another from the outcome of such resolution.

Modification of Capital

66.	Subject to Article 113, the Company may, from time to time, by a resolution in a General Meeting:

66.1.	consolidate and divide its share capital or a part thereof into shares of greater value than its existing shares;

66.2.	cancel any Shares which have not been purchased or agreed to be purchased by any Person;

66.3.	by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of lesser value than is fixed by these Articles, and in a manner so that with respect to the shares created as a result of the division it will be possible to grant to one or more shares a right of priority, preference or advantage with respect to dividend, capital, voting or otherwise over the remaining or similar share;

66.4.	reduce its share capital, and any fund reserved for capital redemption, in the manner that it shall deem to be desirable under the provisions of Section 287 of the Companies Law;

66.5.	increase its share capital, regardless of whether or not all of its shares have been issued, or whether the shares issued have been paid in full, by the creation of new shares, divided into shares in such par value, and with such preferred or deferred or other special rights (subject always to the provisions of these Articles), and subject to any conditions and restrictions with respect to Dividends, return of capital, voting or otherwise, as shall be directed by the resolution; or

66.6.	convert part of its issued and paid-up shares into deferred shares.

General Meetings

67.	A General Meeting shall be held at least once every year, at such place and time as may be prescribed by the Board but in any event not more than fifteen (15) months after the preceding General Meeting. The annual General Meetings shall be called "Annual General Meetings"; all other General Meetings shall be called "Special General Meetings".

68.	The Board, whenever it thinks fit, may, and upon a demand in writing by: (i) a Director; or (ii) one or more Shareholders holding at least ten percent (10%) of the issued and outstanding share capital and at least one percent (1%) of the voting rights; or (iii) one or more Shareholders holding at least ten percent (10%) of the voting rights in the Company - shall convene a Special General Meeting. Any such demand shall include the objects for which the meeting should be convened, shall be signed by those making the demand (the "Petitioners") and shall be delivered to the Company. The demand may contain a number of documents similarly worded each of which are signed by one or more of the Petitioners. If the Board does not convene a meeting, the Petitioners may convene by themselves a Special General Meeting as provided in Section 64 of the Companies Law.

69.	Notices of General Meetings shall be given as follows:

69.1.	A prior notice of at least Fourteen (14) days and no more than Forty Five (45) Business Days (not including the day of delivery but including the day of the meeting) of any General Meeting shall be given with respect to the place, date and hour of the meeting and the nature of every subject on its agenda.

69.2.	The notice shall be given to Shareholders entitled pursuant to these Articles to receive notices from the Company, as hereinafter provided.

69.3.	Non-receipt of a notice, given as aforesaid, shall not invalidate the resolution passed or the proceedings held at the relevant Meeting.

69.4.	With the consent of all the Shareholders who are entitled at such time to receive notices, the Company shall be permitted to convene Meetings and to resolve any resolution, upon shorter notice or without any notice and in such manner, generally, as shall be approved by the Shareholders.

Proceedings of General Meetings

70.	Subject to the provisions of these Articles, the function of the General Meeting shall be to receive and to deliberate with respect to the profit and loss statements, the balance sheets, the ordinary reports and the accounts of the Directors and auditors; to declare Dividends, to appoint accountants-auditors and to fix their salaries, to amend these Articles, to approve certain actions and transactions under the provisions of Section 255 and Section 268 through Section 275 of the Companies Law.

71.	No matter shall be discussed at a General Meeting unless a quorum is present at the time when the General Meeting starts its discussions. Subject to the provisions of these Articles, two or more Shareholders present, personally or by proxy, who hold or represent both of the Majority Shareholder and the Lead Investor shall be deemed a quorum.

72.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, shall stand adjourned to the same place and time seven (7) Business Days from the date of the original meeting. If a notice of the adjourned meeting has been given to the Shareholders, and a quorum is not present at the adjourned meeting within half an hour from the time appointed for the meeting, any number of Shareholders present personally or by proxy, shall be a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened.

73.	The chairman of the Board or a Director appointed by the Board for such purpose shall open all General Meetings and shall preside as chairman at the meeting.

74.	The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any General Meeting of the holders of a particular class of shares (a "Class Meeting"), if applicable, provided, however, that the requisite quorum at any such Class Meeting shall be one or more members present in person or proxy and holding not less than a majority (50%) of the issued and outstanding shares of such class.

Vote by Shareholders

75.	Every resolution put to the vote at a meeting shall be decided by a count of votes. Subject to any provision in the Law requiring a higher majority, all resolutions shall be passed by majority vote (on an As Converted Basis).

76.	Subject to the provisions of these Articles, in a count of votes, each Shareholder present at a General Meeting, personally or by proxy, shall be entitled to one vote for each share held by it; provided that no Shareholder shall be permitted to vote at a General Meeting or to appoint a proxy to vote thereat unless he has paid all calls for payment and all moneys then due to the Company from him with respect to his shares.

77.	If the number of votes for and against is equal the chairman of the meeting shall have no casting vote, and the resolution proposed shall be deemed rejected.

78.	In the case of joint holders of a share, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders. For the purposes of this Article, seniority shall be determined by the order in which the names of the joint holders stand in the Register.

79.	An objection to the right of a Shareholder or a proxy to vote in a General Meeting must be raised at such meeting or at such adjourned meeting wherein that Person was supposed to vote, and every vote not disqualified at such a meeting shall be valid for each and every matter. The chairman of the meeting shall decide whether to accept or reject any objection raised at the appointed time with regard to the vote of a Shareholder or proxy, and his decision shall be final.

80.	A Shareholder of unsound mind, or in respect of whom an order to that effect has been made by any court having jurisdiction, may vote, whether on a show of hands or by a count of votes, only through his legal guardian or such other Person, appointed by the aforesaid court, who performs the function of a representative or guardian. Such representative, guardian, or other Person may vote by proxy.

81.	A Shareholder which is a corporation shall be entitled, by a decision of its board of directors, or by a decision of a person or other body according to a resolution of its board of directors, to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative appointed as aforesaid shall be entitled to perform on behalf of the corporation he represents all the powers that the corporation itself might perform as if it were a person.

82.	In every vote a Shareholder shall be entitled to vote either personally or by proxy. A proxy need not be a Shareholder. Shareholders may participate in a General Meeting by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting. Shareholders may also vote in writing, by delivery to the Company, prior to a General Meeting, of a written notice stating their affirmative or negative vote on an issue to be considered by such meeting.

83.	A letter of appointment of a proxy, power of attorney or other instrument pursuant to which the appointee is acting shall be in writing. An instrument appointing a proxy, whether for a specific meeting or otherwise, may be in the following form or in any other similar form prescribed by the Board:

"I, _______________, of ____________________, a Shareholder holding shares in _________________ hereby appoint _____________ of __________________ as my proxy to vote in my name and place at the [annual, special, adjourned - as the case may be] General Meeting of the Company to be held on _________, and at any adjournment thereof.

In witness whereof signed by me this day of ______, ____

_______________________

Appointer's Signature"

84.	Such instrument or a copy thereof shall be deposited at the Office, or at such other place as the Board may direct from time to time, before the time appointed for the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, or presented to the chairman at the meeting in which such person shall vote that share.

85.	A vote pursuant to an instrument appointing a proxy shall be valid notwithstanding the death of the appointer, or the appointer becoming of unsound mind, or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing of any such event was received at the Office before the meeting took place.

86.	A Shareholder is entitled to vote by a separate proxy with respect to each share held by it/him; provided that each proxy shall have a separate letter of appointment containing the serial number of share(s) with respect to which such proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the proxy holders to a vote.

87.	Subject to the provisions of any law, a resolution in writing signed by all the holders of shares, entitled to vote with respect to such shares at General Meetings, or a resolution as aforesaid agreed upon by electronic mail, telegram or facsimile, shall have the same validity as any resolution, carried in a General Meeting of the Company duly convened and conducted for the purpose of passing such a resolution. If all the Shareholders shall consent in writing, or by facsimile to any action to be taken by the Shareholders, such action shall be as valid as though it had been unanimously authorized at a duly convened General Meeting.

Board

88.	Board Composition.

88.1.	Notwithstanding provision 59 of the Law, the Board shall consist of not less than three (3) directors and no more than five (5) directors, to be appointed as follows:

88.1.1.	Up to two (2) Directors shall be appointed by the Lead Investor.

88.1.2.	Up to three (3) Directors shall be appointed by the Majority Shareholder.

89.	Notwithstanding the foregoing, the Lead Investor shall have the right to appoint an industry expert as additional member of the Board, and in such event the Majority Shareholder shall have the right to appoint one additional director on his behalf, and the Board shall consist of up to 7 members.

90.	The appointment or removal of a Director may be effected at any time, by the delivery of a notice to the Company at its principal Office, signed by the Shareholder entitled to effect such appointment or removal. A Director or observer cannot be removed or replaced except by the shareholders who were entitled to appoint such Director or observer, as applicable.

91.	The composition of any committee appointed by the Board and the composition of any board of Directors of any subsidiary of the Company shall reflect, as closely as reasonably possible, the composition of the Board.

92.	If any member of the Board is not elected or appointed, or if the office of any member of the Board is vacated for a period of at least thirty (30) Business Days, the other members of the Board may act in every way and manner provided for under these Articles and the law as long as their number does not fall below the quorum required by these Articles for a Board meeting.

93.	Any person, including a Director or an Alternate Director (as defined below), may be an alternate member of the Board (an "Alternate Director") if such person is qualified to serve as a director of the Company. Any Alternate Director shall have voting power equal to the voting power of the Board member that he substitutes. An Alternate Director shall have, subject to his letter of appointment, all authorities vested to the member of the Board he substitutes. The tenure of office of an Alternate Director shall automatically be terminated upon the dismissal of such member, or upon the office of the member of the Board he substitutes being vacated for any reason, or upon the occurrence of one of the situations stated in Article 96 below in relation with such substitute member. A Director may be appointed as an Alternate Director to a member of committee of the Board, only if such Director does not serve on the same committee already.

94.	A Director shall not be required to hold qualifying shares in the Company.

95.	A Director may hold another paid position or function, except as accountant-auditor, in the Company, or in any other company of which the Company is a shareholder or in which the Company has some other interest, or that has an interest in the Company, together with his position as a Director, upon such conditions with respect to salary and other matters as determined by the Board and approved by the General Meeting.

96.	Subject to the provisions of the Law, of these Articles, or to the provisions of an existing contract, the tenure of office of a Director shall automatically be terminated upon the occurrence of one of the following:

96.1.	if he becomes bankrupt;

96.2.	if he is declared insane or becomes of unsound mind;

96.3.	if he resigns by an instrument in writing delivered to the Company;

96.4.	with his death and if it is a corporation or other entity, with the liquidation of such corporation or other entity; or

96.5.	if he is convicted of a crime requiring his termination pursuant the Companies Law.

97.	Members of the Board shall receive remuneration from the Company's funds as resolved by the General Meeting, and at a rate decided by such resolution. The members of the Board shall be entitled to reimbursement of their expenses in the course of their performance of their duties as Directors, including expenses in relation of participating in Board of meetings, all as determined by the Board.

Powers and Duties of Directors

98.	The Board shall determine and direct the Company's policy and shall supervise and inspect the performance of the Company's CEO or General Manager and his or her actions and responsibilities. The Board shall be entitled to perform the Company's powers and authorities pursuant to Section 92 of the Companies Law and subject to any provision in Law, in these Articles, or the regulations that the Company shall adopt by a resolution in its General Meeting (insofar as they do not contradict the Law or these Articles). However, any regulation adopted by the Company in its General Meeting as aforesaid shall not affect the legality of any prior act of the Board that would be legal and valid but for that regulation.

99.	Without limiting the generality of the preceding provision, the Board may from time to time, in its discretion, borrow or secure the payment of any sum of money for the purposes of the Company, and it may raise or secure the repayment of such sum in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issue of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the whole or any part of the property of the Company, both present and future, including its uncalled capital for the time being and its called but unpaid capital.

Functions of the Directors

100.	The Board shall hold a Board meeting at least every one (1) month. In addition, the Board may assemble in order to transact business, to adjourn its meetings or to organize them otherwise as it shall deem fit, in accordance with the Articles herein.

101.	The Board shall select a chairman of the Board. The chairman shall not have any additional or casting vote.

102.	The presence of one Director appointed by the Majority Shareholder and one Director appointed by the Lead Investor shall constitute a quorum for meetings of the Board. Notwithstanding the aforesaid, if within half an hour of the time arranged for the Board meeting no quorum is present, such meeting shall stand adjourned to the same day of the following week, at the same hour and in the same place, or in the event that such a day is not a Business Day, then to the first Business Day thereafter, and in such adjourned meeting if no quorum is present within half an hour of the time arranged, any two Directors present at such adjourned meeting shall be deemed a quorum.

103.	The Board may delegate any of its powers to committees and may from time to time revoke such delegation; provided that such delegation does not contradict Section 112 of the Companies Law. A person who is not a member of the Board shall not serve on a committee, to which the Board delegated any of its authorities. Each committee to which any powers of the Board have been delegated shall abide by any regulations enacted by the Board with respect to the exercise of such delegated powers. In the absence of such regulations or if such regulations are incomplete in any respect, the committee shall conduct its business in accordance with these Articles.

104.	Members of the Board or a committee thereof may participate in a meeting of the Board or the committee by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting.

105.	Every Director may at any time request that a Board meeting be called and the chairman shall call such a meeting upon such request.

106.	Any notice of a Board meeting can be given in writing, or by electronic mail, facsimile or telex and shall include reasonable detail of the issues of such meeting. Notice shall be given at least seven (7) Business Days before the time appointed for the meeting, unless all of the members of the Board at that time agree to a shorter notice, or waive notice altogether.

107.	Subject to the provisions of these Articles issues raised before all meetings of the Board shall be decided by the majority of the directors present at the meeting of the Board.

108.	Notwithstanding the foregoing each Director shall have 1 (one) vote. However, in the event that Majority Shareholder appoints less than 3 (three) directors (or, in the circumstances mentioned in Section 89 above - less than 4 (four) directors), and as long as he serves as a member of the Board, Majority Shareholder shall have the voting rights also of the director(s) who were not appointed by him. Similarly, in the event that the Lead Investor appoints 1 (one) director, such director shall have voting rights of two (2) directors.

109.	A resolution in writing, signed or agreed to in writing (including by facsimile) by all of the Directors entitled to participate and vote on the issue at stake, shall be valid for any purpose as a resolution adopted at a Board meeting that was duly convened and held. In place of a Director the aforesaid resolution may be signed and delivered by an Alternate Director. In addition, the Board may reach a resolution without actual meeting, according to the provisions of Section 103 of the Companies Law and subject to the terms provided therein.

110.	All actions performed bona fide by the Board or by any person acting as Director or as an Alternate Director shall be as valid as if each and every such person were duly and validly appointed and fit to serve as a Director or an Alternate Director, as the case may be, even if at a later date a flaw shall be discovered in the appointment of such a Director or such a person acting as aforesaid, or in his qualifications so to serve.

111.	The Board shall cause minutes to be taken of all General Meetings of the Company, of the appointments of officers of the Company, and of Board's meetings, which minutes shall include the following items, if applicable: the names of the persons present; the matters discussed at the meeting; the results of votes taken; resolutions adopted at the meeting; and directives given by the meeting. The minutes of any meeting, signed or appearing to be signed by the chairman of the meeting, shall serve as a prima facie proof of the truth of the contents of the minutes.

112.	The Directors shall comply with all provisions of the Companies Law, and especially with the provisions in respect of -

112.1.	registration in the Company's books of all liens that affect the Company's assets;

112.2.	keeping a register of Shareholders;

112.3.	keeping a register of Directors; and

112.4.	delivery to the Registrar of Companies of all notices and reports that are required to be so delivered.

Protective Provisions

113.	Until an IPO, and for as long as the Investors hold together at least 10% of the issued and outstanding shares of the Company, the Company's general meeting and of the Company's Board (or any committee thereof) will not take any of the following actions without obtaining the consent of the Lead Investor or the consent of the directors nominated by the Lead Investor or its representative in a committee, as applicable:

113.1.	Interested Party Transactions.

113.2.	Approving any change in the field of business of the Company. For the avoidance of doubt it is clarified that Additional Projects (as defined in the Shareholders Agreement) conducted pursuant to Section 4.3 of the Shareholders Agreement, shall not be considered as change in the field of the Company's business for the purpose of this Article113.2.

113.3.	Affecting a merger, reorganization, sale or other disposal of the Company or a substantial portion of its shares or assets.

113.4.	Acquisition of shares or other securities of any corporation, other than the Company.

113.5.	Transfer substantial assets of the company to any third party. For that purpose any asset (i) in value equal to at least 10% of the total value of the Company's assets according to the last financial statement of the Company; or (ii) which is essential asset for the Company's business, shall be deemed as substantial assets. For the purpose of this Article 113.5 the definition of Transfer shall include licensing the Company's substantial assets for 3 (three) years or more. For the avoidance of doubt it is clarified that the Building (as defined in Section 9 to the Shareholders Agreement) shall not be considered as a substantial asset for the purpose of this Article 113.5 and that any transaction with respect to the Building shall be subject to the provisions of Shareholders Agreement.

113.6.	The reclassification or recapitalization of the outstanding share capital of the Company, including allocating of Company's shares, options, securities and/or allocation of options of more than 5% (five percent) to any of the Company's employees.

113.7.	The appointment and removal of the Company's CEO, and the terms of his employment.

113.8.	Approving any transaction or indebtedness made in the ordinary course of business, including providing or borrowing of any loans, if the aggregate amount of such transaction or indebtedness exceeds 5% (five percent) of the Company's turnover in the passing year.

113.9.	Approving any transaction or indebtedness not in the ordinary course of business, including providing or borrowing any loans not in the ordinary course of the Company's business, if the aggregate amount of such transaction or indebtedness exceeds 1% (one percent) of the Company's turnover in the passing year.

113.10.	Declaring or paying any Dividend or other distribution of cash, shares or other assets, or preventing such distribution, other than in compliance with the dividend distribution policy of the Company.

113.11.	Affecting any dissolution, liquidation or other winding up of the Company or the cessation of all or a substantial part of the business of the Company or any subsidiary.

113.12.	Changes to the rights attached to the Company's shares, including by creating or issuance of other classes of shares.

113.13.	Any change in the rights to appoint directors the Company's Board;

113.14.	Affecting any amendment to the Company's Articles of Association or similar documents.

113.15.	Amending any of Article 113 restrictive/protective provisions.

Personal Interest

114.	All transactions and actions in which an Office Holder (as such term is defined in the Companies Law) in the Company has a personal interest shall be approved in accordance with the provisions of the Companies Law.

115.	Whenever the Companies Law requires approval pursuant to these Articles, the following provisions shall apply:

115.1.	The Company may approve an action of an Office Holder of the type listed in Section 254(a) of the Companies Law if the Board determines that all of the conditions for such approval, as set forth in the Companies Law, have been fulfilled and approves such action.

115.2.	The Company may approve a transaction with another person, in which an Office Holder has, directly or indirectly, a personal interest, if (i) the Office Holder disclosed to the Company in advance all of the relevant facts, and (ii) the Board: (a) determined that the transaction is not contrary to the Company's best interests, (b) determined that the Office Holder acted in good faith in connection with such transaction, and (c) approved the transaction.

115.3.	The Company may approve a transaction with an Office Holder, in which transaction such Office Holder has, directly or indirectly, a personal interest, if (i) the Office Holder disclosed to the Company in advance all of the relevant facts, and (ii) the Board: (a) determined that the transaction is not contrary to the Company's best interests, (b) determined that the Office Holder acted in good faith in connection with such transaction, and (c) approved the transaction.

115.4.	If a majority of the Directors have a personal interest in a transaction under Articles 115.2 or 115.3 above, approval of such transaction by the General Meeting of the Company shall also be required.

115.5.	If a transaction under Articles 115.2 or 115.3 above is an "Unusual Transaction", as defined in the Companies Law, approval of such transaction by the General Meeting of the Company shall also be required.

CEO, General Manager, President, Secretary, Other Officers and Attorneys

116.	Subject to Article 113, the Board may from time to time appoint one or more persons, whether or not he is a member of the Board, as the Chief Executive Officer ("CEO") of the Company. The appointment may be either for a fixed period of time or without limiting the time that the CEO will stay in office. The Board may, from time to time, subject to any provision in any contract between the CEO and the Company, release him from his office and appoint another or others in his or their place. The CEO shall be responsible for the current operation of the Company's affairs within the bounds of the policy determined by the Board and subject to its directions. In addition, the Board may from time to time grant and bestow upon the CEO those powers and authorities that it exercises pursuant to these Articles and under the provisions of Section 92 of the Companies Law, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes, in such time and conditions, and on such restrictions, as it shall decide; and it can from time to time revoke, repeal, or change any one or all of those powers or authorities.

117.	The Board may from time to time appoint a Secretary to the Company, a Treasurer and/or Comptroller or Chief Financial Officer as well as other officers, personnel, agents and servants, including management companies, for fixed, provisional or special duties, as the Board may from time to time deem fit, and may from time to time, in its discretion, suspend and/or dismiss any one or more of such persons. The Board may determine the powers and duties of such persons, and may demand security in such cases and in such amounts as it deems fit.

118.	Subject to the provisions of these Articles, the wages and any other compensation of the CEO and other managers, officers or personnel shall be determined from time to time by the Board, and it may be paid by way of a fixed salary or commission, or a percentage of profits or of the Company's turnover or of any other company that the Company has an interest in, or by participation in such profits, or in any combination of the aforementioned methods, or such other method as the Board shall determine.

119.	The Board may from time to time directly or indirectly authorize any company, firm, person or group of people to be the attorneys in fact of the Company for purposes and with powers and discretion which shall not exceed those conferred upon the Board or which the Board can exercise pursuant to these Articles, and for such a period of time and upon such conditions as the Board may deem proper. Every such authorization may contain such directives as the Board deems proper for the protection and benefit of the persons dealing with such attorneys. The Board may also grant such an attorney the right to transfer to others, in part or in whole, the powers, authorities and discretions granted to him, and may terminate and revoke the appointments or revoke all or any part of the powers granted to them.

Starting from fiscal year 2014, the Company will be managed and conduct its business in accordance with an annual Plan and budget, containing quarterly breakdowns of income (loss), balance sheet items and cash flow, to be approved by the Board not later than one month prior to the beginning of each such fiscal year.

Dividends

120.	Subject to the provisions of Sections 301 through 311 (inclusive) of the Companies Law the Company, at a General Meeting and upon the recommendation of the Directors, may declare a Dividend to be paid to the Shareholders and to decide the time of payment.

121.	A notice of the declaration of a Dividend shall be given to the Shareholders registered in the Register, in the manner provided for in these Articles.

122.	Subject to the provisions of these Articles and the provisions of the Shareholders Agreement, and subject to any rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to Dividends, the profits of the Company which shall be declared as Dividends shall be (a)at least 50% (fifty percent) of its annual profits, lawfully available to distribution, Provided that the average cash balance of the Company in the preceding calendar year was not less than USD 2,000,000 (two million) plus an amount equal to 10% (ten percent) of the Company's annual sales turnover; (b) distributed according to the proportion of the nominal value paid up to account of the shares held at the record date fixed by the Company, without regard to premium paid in excess of the nominal value, if any. No amount paid or credited as paid on a share in advance of calls shall be treated for purposes of this Article as paid on a share.

123.	The Board may issue any share upon the condition that a Dividend shall be paid at a certain date, or that a portion of the declared Dividend for a certain period shall be paid, or that the period for which a Dividend shall be paid shall commence at a certain date, or any similar condition; in any such case, subject to Law and these Articles, the Dividend shall be paid in respect of such a share in accordance with such a condition.

124.	At the time of declaration of a Dividend the Company may decide that such a Dividend shall be paid in whole or in part by way of distribution of certain properties, including by means of distribution of fully paid up shares or debentures or debenture stock of the Company, or by means of distribution of fully paid up shares or debentures or debenture stock of any other company, or in one or more of the aforesaid ways.

125.	The Company shall have a lien on any Dividend paid in respect of a share on which the Company has a charge, and may use it to pay any debts, obligations or commitments to which the charge applies.

126.	The persons registered in the Register as shareholders on the record date for declaration of the Dividend shall be entitled to receive the Dividend. A Transfer of shares shall not transfer the right to a Dividend, which has been declared after the Transfer but before the registration of the Transfer.

127.	A Dividend may be paid by, inter alia, check or payment order to be mailed to the address of a Shareholder or person entitled thereto as registered in the Register, or in the case of joint owners - to the address of one of the joint owners as registered in the Register. Every such check shall be made out to the person to whom it is sent. The receipt of the person who on the record date in respect of the Dividend is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share.

128.	If at any time the share capital is divided into different classes of shares, the distribution by way of Dividend, of fully paid up shares, or from funds, shall be made in one of the two following manners as to be determined by the Board:

128.1.	all holders of shares entitled to fully paid up shares shall receive one uniform class of shares; or

128.2.	each holder of shares entitled to fully paid up shares shall receive shares of the class of shares held by him and entitling him to fully paid up shares.

129.	In order to give effect to any resolution in connection with a Distribution, the Board may resolve any difficulty that shall arise with respect to such Distribution in such way as it shall deem proper, including the issuance of certificates for fractional shares, and the determination of the value of certain property for purposes of Distribution. The Board may further decide that payment in cash shall be made to a Shareholder on the basis of value decided for that purpose, or that fractions the value of which is less than one New Israeli Shekel shall not be taken into account for the purpose of adjusting the rights of all the parties. The Board shall be permitted in this regard to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the Board shall see fit. Wherever required, an agreement shall be submitted to the Registrar of Companies and the Board may appoint a person to execute such an agreement in the name of the persons entitled to any Dividend, property, fully paid-up shares or debentures as aforesaid, and such an appointment shall be valid and binding on the Company.

130.	The Board may, with respect to all Dividends not demanded within thirty (30) Business Days after their declaration, invest or use them in another way for the benefit of the Company, until they shall be demanded.

131.	The Company shall not be obligated to pay interest on any Dividend, including in the circumstances set forth in the preceding Article.

132.	All the provisions in these Articles relating to Dividend, shall apply, mutatis mutandis, to a Distribution by the Company.

Capitalization of Reserve Funds

133.	The Company may from time to time resolve at a General Meeting that any amount, investment or property not required as a source for payment of fixed preferential Dividends and (i) standing credited at that time to any fund or to any reserve liability account of the Company, including also premiums received from issuance of shares, debentures, or debenture stock of the Company, or (ii) being net profits not distributed and remaining in the Company, shall be capitalized, and that such amount shall be distributed as bonus shares, in the manner so directed by such resolution. The Board shall use such investment, sum or property, according to such a resolution, for full payment of such shares of the Company's capital not issued to the Shareholders, and to issue such shares and to distribute them as fully paid shares among the Shareholders according to their pro rata right for payment of the value of the shares and their rights in the amount capitalized. The Directors may also use such investment, sum or property, or any part thereof, for the full payment of the Company's capital issued and held by such Shareholders, or such investment, sum or property in any other manner permitted by such a resolution. If any difficulty shall arise with respect to such a distribution, the Board may act, and shall have all the powers and authorities, as set forth in Article 129 above, mutatis mutandis.

Stamp and Signatures

134.	The Board shall cause the Company's stamp, of which the Company shall have at least one, to be kept in safekeeping, and it shall be forbidden to use the stamp in violation of any instructions the Board may give in connection with the use thereof.

135.	The Board may designate any Person or Persons (even if they are not members of the Board) to act and to sign in the name of the Company, and to apply the Company's stamp; the acts and signature of such a Person or Persons shall bind the Company, insofar as such Person or Persons have acted and signed within the limits of their authority.

136.	The printed or typed name of the Company by any means next to the signatures of the authorized signatories of the Company, as aforesaid, shall be valid as if the stamp of the Company was affixed.

Accounts and Audit

137.	The Board shall cause correct accounts to be kept:

137.1.	of the assets and liabilities of the Company;

137.2.	of moneys received or expended by the Company and the matters for which such moneys are expended or received; and

137.3.	of all purchases and sales made by the Company.

The account books shall be kept in the Office or at such other place as the Board deems fit, and they shall be open for inspection by the Directors.

137.4.	The Board shall determine from time to time, in any specific case or type of cases, or generally, whether and to what extent, and at what times and places, and under what conditions or regulations, the accounts and books of the Company, or any of them, shall be open for inspection by the Shareholders. However, Until the earlier of (i) the consummation of an IPO; or (ii) such time as the relevant Shareholder holds less than 3% (three percent) of the issued and outstanding share capital of the Company, each of the Shareholders shall have the right to receive:

137.4.1.	With respect to each fiscal year as of 2014, and not later than one month prior to the beginning of such fiscal year, a consolidated operating plan and budget of the Company as approved by the Board, containing quarterly breakdowns of income (loss), balance sheet items and cash flow.

137.4.2.	Financial Management Reports. Within thirty (30) days from the end of each quarter, a quarterly management report, in the existing form used by the Company, provided that the scope of detail and form of such report is reasonably satisfactory to the Lead Investor, containing actual financial data, which compares the actual financial results for the preceding quarter and as of the beginning of the fiscal year, against the Company’s approved budget.

137.4.3.	Annual Financial Reports. As soon as available but not later than within 45 (forty five) days after the end of each fiscal year as of the fiscal year 2014, audited consolidated financial statements of the Company prepared by an accounting firm associated with one of the "Big 4" US accounting firms selected by the Board, in accordance with Israeli generally accepted accounting principles, as well as with any other regulatory requirement that may apply to the Company's financial statements from time to time, or any of its Shareholders' financial statements (such as IFRS).

138.	Accountants-Auditors shall be appointed and their function shall be set out in accordance with the Law.

139.	Not less than once a year, the Directors shall submit before the Company at a General Meeting a balance sheet and profit and loss statement for the period after the previous statement. The statement shall be prepared in accordance with the relevant provisions of the Companies Law. A report of the auditor shall be attached to the statements, and it shall be accompanied by a report from the Board with respect to the condition of the Company's business, the amount (if any) they propose as a Dividend and the amount (if any) that they propose to set aside for the fund accounts.

Notices

140.	A notice or any other document may be served by the Company upon any Shareholder either personally or by sending it by mail, telegram, facsimile or electronic mail addressed to such Shareholder at his registered address as appearing in the Register. If the address of a Shareholder is outside of Israel, then any notice sent by mail shall be sent by airmail.

141.	All notices with respect to any share to which persons are jointly entitled may be given to one of the joint holders, and any notice so given shall be sufficient notice to all the holders of such share.

142.	A Shareholder registered in the Register who shall from time to time furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address. However, except for the aforesaid, no Shareholder whose address is not registered in the Register shall be entitled to receive any notice from the Company.

143.	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a Shareholder by sending it through the mail in a prepaid airmail letter or telegram or electronic mail or facsimile addressed to them by name, at the address, if any, furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy have not occurred.

144.	Any notice or other document, (i) if delivered personally, shall be deemed to have been served upon delivery, (ii) if sent by mail, shall be deemed to have been served four (4) Business Days after the delivery thereof to the post office; if sent by airmail, shall be deemed to have been served seven (7) Business Days after the delivery thereof to the post office; and (iii) if sent by electronic mail, confirmed facsimile or telegram, shall be deemed to have been served twenty four (24) hours after the time such electronic mail facsimile or telegram was sent. In proving such service it shall be sufficient to prove that the letter or telegram containing the notice was properly addressed and delivered at the post office, or sent by electronic mail or confirmed facsimile, as the case may be.

Office Holders' Indemnity, Insurance and Exemption

145.	Subject to the provisions of the Law, the Company may indemnify its Office Holders with respect to any of the following:

145.1.	a financial liability imposed on him/her in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator's award which has been confirmed by the court, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; or

145.2.	reasonable litigation fees, including attorney's fees, incurred by an Office Holder due to an investigation or proceeding conducted against him by an authority authorized to conduct such investigation or proceeding, and which concluded without a bill of indictment being filed against him, and without a financial obligation being imposed against him in lieu of criminal proceedings, or which concluded without a bill of indictment being filed against him but with financial obligation being imposed in lieu of criminal proceedings for a crime which does not require a finding of criminal intent, all in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company.

145.3.	reasonable litigation expenses, including legal fees paid for by the Office Holder, or which the Office Holder is obligated to pay under a court order, in a proceeding brought against the Office Holder by the Company, or on its behalf, or by a third party, or in a criminal proceeding that has not ended in a criminal charge (as defined in Section 260(1a) of the Companies Law), or in a criminal proceeding in which the Office Holder is found innocent, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent, all in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company.

146.	The Company may undertake to indemnify an Office Holder as aforesaid: (i) prospectively, provided that for the purpose of Article 145.1 the undertaking is limited to categories of events which in the opinion of the Board can be foreseen when the undertaking to indemnify is given, in view of the Company's current activities at the time and to an amount set by the Board as reasonable under the circumstances, and (ii) retroactively.

147.	Subject to the provisions of any Law, the Company may procure, for the benefit of any of its Office Holders, office holders' liability insurance with respect to any of the following:

147.1.	a breach of the duty of care owed to the Company or any other Person;

147.2.	a breach of the fiduciary duty owed to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that the action would not injure the Company; or

147.3.	a financial liability imposed on an Office Holder in favor of a third party, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company.

148.	Subject to the provisions of any Law, the Company may exempt in advance, by a Board resolution, Office Holders from all or part of their responsibilities for damages due to their violation of their duty of care to the Company. Notwithstanding the foregoing, the Company may not release an Office Holder from his or her duty of care in connection with a Distribution (as such term is defined in the Companies Law).

149.	Articles 145 through 148 shall not apply under any of the following circumstances:

149.1.	a breach of an Office Holder's duty of loyalty, except as specified in Article 147.2;

149.2.	a reckless or intentional violation of an Office Holder's duty of care, but not if only committed negligently;

149.3.	an action intended to reap a personal gain illegally; and

149.4.	a fine or ransom levied on an Office Holder.

150.	The provisions of Articles 145 through 149 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Board.

Winding Up

151.	Subject to provisions of these Articles to the contrary, and subject to any rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to winding up or liquidation, in the event of a winding up of the Company, the Company's property distributable among the Shareholders shall be distributed in proportion to the sum paid on account of the nominal value of the shares held by them, of any class, without taking into account premiums paid in excess of the nominal value.

152.	Subject to provisions of these Articles to the contrary, if the Company is voluntarily wound up, the liquidators may, with the approval of a resolution in a General Meeting, divide the property as is among the Shareholders, or deposit any part of the Company's property with trustees in escrow for the benefit of Shareholders, as they deem proper. A resolution approving such a distribution may also approve a distribution in a manner other than in accordance with the legal rights of the Shareholders, and may grant special rights to any class of Shareholders. However, in the event of the adoption of a resolution authorizing a distribution not in accordance with the legal rights of the Shareholders, the Shareholders adversely affected thereby shall have the same right to object, and any rights attached thereto, as if such a resolution was a special resolution passed pursuant to Section 334 of the Companies Ordinance.

153.	Subject to provisions of these Articles to the contrary, if, at the time of liquidation, the Company's property available for distribution among the Shareholders shall not suffice to return all the paid up capital, and subject to, and without derogating from, any rights or surplus rights or existing restrictions at that time of any special class of shares forming part of the capital of the Company, such property shall be divided so that the losses shall as much as possible be borne by the Shareholders in proportion to the paid up capital or that which shall have been paid at the commencement of the liquidation on the shares held by each of them. If, at the time of liquidation, the Company's property designated for distribution among to the Shareholders is in excess of the amount necessary for the return of capital paid up at the beginning of the liquidation, it shall belong and be delivered to the Shareholders pro rata to the amount paid on the nominal value of each share held by each of them at the commencement of the liquidation.

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